                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 2)(1)


                                   Focal, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    343909107
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)
      [ ]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 2 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     535,154

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             535,154

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                535,154

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                4.0%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 3 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     535,154

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             535,154

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                535,154

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                4.0%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 4 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     406,246

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             406,246

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                406,246

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.0%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 5 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     406,246

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             406,246

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                406,246

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.0%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 6 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD MEDICAL PARTNERS, A CALIFORNIA PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     67,162

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             67,162

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                67,162

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.5%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 7 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD MEDICAL PARTNERS (1992), A CALIFORNIA PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     48,676

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             48,676

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                48,676

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.4%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 8 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     23,130

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             23,130

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                23,130

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.2%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 9 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     20,808

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             20,808

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                20,808

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.2%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                PN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 10 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       YOGEN K. DALAL

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       534

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     985,338

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    534

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             985,338

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                985,872

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.3%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 11 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       F. GIBSON MYERS, JR.

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       32,826

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     985,338

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    32,826

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             985,338

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,018,164

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.6%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 12 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       KEVIN A. FONG

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       19,906

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     985,338

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    19,906

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             985,338

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,005,244

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.5%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 13 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       WILLIAM D. UNGER

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       20,493

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     985,338

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    20,493

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             985,338

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,005,831

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.5%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 14 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       WENDELL G. VAN AUKEN, III

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     985,338

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             985,338

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                985,338

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.3%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 15 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       MICHAEL J. LEVINTHAL

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       36,324 (INCLUDES OPTIONS TO PURCHASE 14,598 SHARES)

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     985,338

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    36,324 (INCLUDES OPTIONS TO PURCHASE 14,598 SHARES)

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             985,338

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,021,662 (INCLUDES OPTIONS TO PURCHASE 14,598 SHARES)

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.6%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

-------------------------------------               ----------------------------
CUSIP NO. 343909107                        13G           PAGE 16 OF 24 PAGES
-------------------------------------               ----------------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       A. GRANT HEIDRICH, III

--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                   (b)  [X]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

                5.   SOLE VOTING POWER
NUMBER OF
SHARES                       -0-

                ----------------------------------------------------------------

                6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     985,338

                ----------------------------------------------------------------

                7.   SOLE DISPOSITIVE POWER
EACH
REPORTING                    -0-

                ----------------------------------------------------------------

PERSON          8.   SHARED DISPOSITIVE POWER
WITH
                             985,338

--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                985,338

--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.3%

--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

ITEM 1.

      (a)   NAME OF ISSUER:

            Focal, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            4 Maguire Road
            Lexington, MA 02173

ITEM 2.

      (a)   NAME OF PERSONS FILING:

            Mayfield VI Investment Partners, a California Limited Partnership Mayfield VI Management Partners, a California Limited Partnership Mayfield VII, a California Limited Partnership
            Mayfield VII Management Partners, a California Limited Partnership Mayfield Medical Partners, a California Partnership
            Mayfield Medical Partners (1992), a California Partnership Mayfield Associates Fund, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
            Kevin A. Fong
            Wendell G. Van Auken, III
            A. Grant Heidrich, III
            F. Gibson Myers, Jr.
            William D. Unger
            Michael J. Levinthal

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            c/o Mayfield Fund
            2800 Sand Hill Road
            Menlo Park, CA 94025

      (C)   CITIZENSHIP:

            The entities listed in Item 2(a) are California limited partnerships except for Mayfield Medical Partners and Mayfield Medical Partners
            (1992) which are California partnerships.
            The individuals listed in Item 2(a) are U.S. citizens.



                              Page 17 of 24 pages.

      (d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.01 per share.

      (e)   CUSIP NUMBER:

            343909107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable

ITEM 4.     OWNERSHIP

            The information regarding ownership as set forth in Items 5-9 of Pages 2-16 hereto, is hereby incorporated by reference.

            For a summary of total ownership by all Reporting Persons, see
            Exhibit 2 hereto.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            Not applicable.



                              Page 18 of 24 pages.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                     MAYFIELD VI INVESTMENT PARTNERS
                                     A California Limited Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory


                                     MAYFIELD VI MANAGEMENT PARTNERS
                                     A California Limited Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory


                                     MAYFIELD VII
                                     A California Limited Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory


                                     MAYFIELD VII MANAGEMENT PARTNERS
                                     A California Limited Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory


                                     MAYFIELD ASSOCIATES FUND II
                                     A California Limited Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory


                                     MAYFIELD MEDICAL PARTNERS (1992)
                                     A California Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory



                              Page 19 of 24 pages.

                                     MAYFIELD ASSOCIATES FUND
                                     A California Limited Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory


                                     MAYFIELD MEDICAL PARTNERS
                                     A California Partnership

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                     YOGEN K. DALAL

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                     F. GIBSON MYERS, JR.

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                     KEVIN A. FONG

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                     WILLIAM D. UNGER

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                    WENDELL G. VAN AUKEN, III

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                    MICHAEL J. LEVINTHAL

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Attorney In Fact



                              Page 20 of 24 pages.

                                     A. GRANT HEIDRICH, III

                                     By: /s/ George A. Pavlov
                                        ----------------------------------------
                                         George A. Pavlov, Attorney In Fact



                              Page 21 of 24 pages.

                                    EXHIBIT 1

Exhibit 1 "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit 1 to the Statement on
            Schedule 13G dated February 17, 1998.



                              Page 22 of 24 pages.

                                    EXHIBIT 2

                                                                                             PERCENT OF
                                                                                                CLASS
                                                                                            BENEFICIALLY
                                            NUMBER OF SHARES        NUMBER OF SHARES        OWNED (DIRECT
    NAME OF REPORTING PERSON                    (DIRECT)               (INDIRECT)          AND INDIRECT)(1)
    ------------------------                ----------------        ----------------       ----------------
Mayfield VI Investment
Partners, a California Limited                   467,992(2)             67,162(4)              4.0%
Partnership

Mayfield VI Management
Partners, a California Limited                      -0-                535,154(2)(4)           4.0%
Partnership

Mayfield VII,
a California Limited Partnership                357,570(3)              48,676(5)              3.0%

Mayfield VII Management
Partners, a California Limited                      -0-                406,246(3)(5)           3.0%
Partnership

Mayfield Medical Partners, a
California Partnership                           67,162(4)                 -0-                 0.5%


Mayfield Medical Partners
(1992), a California Partnership                 48,676(5)                 -0-                 0.4%

Mayfield Associates Fund, a
California Limited Partnership                   23,130(6)                 -0-                 0.2%

Mayfield Associates Fund II , a
California Limited Partnership                   20,808(7)                 -0-                 0.2%

Yogen K. Dalal                                      534(9)             985,338(8)              7.3%

F. Gibson Myers                                  32,826(9)             985,338(8)              7.6%

Kevin A. Fong                                    19,906(9)             985,338(8)              7.5%

William D. Unger                                 20,493(9)             985,338(8)              7.5%

Wendell G. Van Auken, III                           -0-                985,338(8)              7.3%

Michael J. Levinthal                             36,324(9)(10)         985,338(8)              7.6%

A. Grant Heidrich, III                              -0-                985,338(8)              7.3%

Total                                         1,096,190                                        8.1%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock, par value $.01, as of October 31, 1999 as reported in the issuer's Form 10-Q for the quarter ended September 30, 1999.



                              Page 23 of 24 pages.

(2) Represents shares held of record by Mayfield VI Investment Partners, of which Mayfield VI Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(4) Represents shares held of record by Mayfield Medical Partners, of which Mayfield VI Investment Partners is a General Partner.

(5) Represents shares held of record by Mayfield Medical Partners (1992), of which Mayfield VII is a General Partner.

(6)   Represents shares held of record by Mayfield Associates Fund.

(7)   Represents shares held of record by Mayfield Associates Fund II.

(8) The individual Reporting Persons listed above are General Partners of Mayfield VII Management Partners, which is the general partner of Mayfield VII which is the General Partner of Mayfield Medical Partners (1992). The individual Reporting Persons listed above, except for Mr. Dalal, are also General Partners of Mayfield VI Management Partners, which is the General Partner of Mayfield VI Investment Partners, which is the General Partner of Mayfield Medical Partners. The individual Reporting Persons listed above are also General Partners of Mayfield Associates Fund II and, except for Mr. Fong and Mr. Dalal, are General Partners of Mayfield Associates Fund. Mr. Fong and Mr. Dalal are limited partners of Mayfield Associates Fund. The individual Reporting Persons listed above may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII, Mayfield VI Investment Partners, Mayfield Associates Fund, Mayfield Associates Fund II, Mayfield Medical Partners and Mayfield Medical Partners (1992) but disclaim such beneficial ownership.

(9) Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity. Includes shares held by each of the individual Reporting Persons as trustee.

(10) Excludes unvested director options to purchase 2,709 shares, of which 104 shares become exercisable on a monthly basis.



                              Page 24 of 24 pages.